UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

Livongo Health, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Livongo®

Notice of Annual Meeting of Stockholders and Proxy Statement

2020

Notice of Annual Meeting of Stockholders and Proxy Statement

Dear Stockholder:

We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Livongo Health, Inc. (“Livongo” or “the Company”), to be held on Tuesday, May 19, 2020, at 9:00 a.m., Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LVGO2020 (please have your notice or proxy card in hand when you visit the website).

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.

On behalf of the Company’s Board of Directors, we would like to express our appreciation for your support of and interest in Livongo.

Sincerely,

Glen Tullman	Zane Burke
Executive Chairman and Director	Chief Executive Officer and Director

LIVONGO HEALTH, INC.

150 West Evelyn Avenue, Suite 150

Mountain View, California 94041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	May 19, 2020 at 9:00 a.m., Pacific Time

Place

The Annual Meeting will be a completely virtual audio meeting of stockholders, to be conducted via live audio webcast. You will be able to attend the virtual Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LVGO2020. You also will be able to vote your shares electronically at the Annual Meeting.

Items of Business

1.  To elect two Class I directors to hold office until the 2023 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal.

2.  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

3.  To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date	March 23, 2020 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the virtual Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be Held on May 19, 2020. Our proxy materials, including the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are being made available on or about April 6, 2020 at the following website: www.proxyvote.com, as well as on our investor relations webpage at ir.livongo.com in the “Financials and Filings” section under “SEC Filings.” We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,

Erica Palsis
General Counsel and Secretary

Mountain View, California

April 6, 2020

Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about April 6, 2020.

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OTHER MATTERS	37
Delinquent Section 16(a) Reports	37
Fiscal Year 2019 Annual Report and SEC Filings	37
Company Website	37

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LIVONGO HEALTH, INC.

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m., Pacific Time, on May 19, 2020

This proxy statement (this “Proxy Statement”) and form of proxy are being provided to you in connection with the solicitation of proxies by our board of directors for use at our 2020 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held on May 19, 2020 at 9:00 a.m., Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/LVGO2020. Stockholders of record as of March 23, 2020 are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”) is first being mailed on or about April 6, 2020 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.

Why am I receiving these materials?

Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at the Annual Meeting, which will take place on May 19, 2020. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Instead of mailing printed copies of our proxy materials to our stockholders, we have elected to provide access to them through the Internet under the “notice and access” rules of the Securities and Exchange Commission (the “SEC”). All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and the Annual Report, as filed with the SEC on April 6, 2020. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and the Annual Report are available at www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

We believe that using “notice and access” expedites stockholders’ receipt of proxy materials, reduces our print and mail costs as well as the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice or refer to the section entitled “I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?” below for additional information.

What proposals will be voted on at the Annual Meeting and how does our board of directors recommend that I vote?

The two proposals scheduled to be voted on at the Annual Meeting and our board of directors’ voting recommendations with respect to each are:

Proposal	Board’s Voting Recommendation

1.  Election of Directors (Proposal No. 1): The election of Christopher Bischoff and Sandra Fenwick as Class I directors to hold office until the 2023 annual meeting of stockholders or until their successors are elected and qualified or until such director’s earlier death, resignation or removal.

FOR

2.  Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal No. 2): The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

FOR

At the time this Proxy Statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 23, 2020, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 97,146,239 shares of our common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

How many votes are needed for approval of each proposal?

1.

Proposal No. 1: The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Plurality means that the two nominees who receive the most FOR votes will be elected. Withhold votes and broker non-votes will have no effect on the outcome of the vote.

2.

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST the proposal.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Proposal No. 2 related to the ratification of the appointment of PricewaterhouseCoopers LLP is the only routine matter. For additional information, see “What if I do not specify how my shares are to be voted?” below.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LVGO2020. You also will be able to vote your shares electronically at the Annual Meeting.

To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

How do I vote and what are the voting deadlines?

Stockholders of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice or proxy card you received. Your vote must be received by 11:59 p.m. Eastern Time on May 18, 2020 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

•

You may vote by telephone. To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the control number from the Notice or proxy card you received. Your vote must be received by 11:59 p.m., Eastern Time, on May 18, 2020 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•

You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than

May 18, 2020. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

•

You may vote at the Annual Meeting. To vote at the meeting, following the instructions at www.virtualshareholdermeeting.com/LVGO2020 (have your Notice or proxy card in hand when you visit the website).

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholders of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at Livongo Health, Inc., 444 N. Michigan Ave., Suite 3400, Chicago, Illinois 60611, by 11:59 p.m., Eastern Time, on May 18, 2020; or

•	following the instructions at www.virtualshareholdermeeting.com/LVGO2020.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Glen Tullman, Zane Burke and Jennifer Schneider have been designated as proxy holders by our board of directors. If no specific instructions are given; however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholders of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

1.	FOR the election of each of the two directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three-year term (Proposal No. 1);

2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal No. 2); and

3.	in the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) is a non-routine matter, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions, withheld votes and broker non-votes?” below.

What are the effects of abstentions, withheld votes and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares or withholds votes as to a particular proposal, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions or withheld votes to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions and withheld votes will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions and withheld votes will have no impact on the outcome of such proposal as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As noted above, as of the Record Date, there were a total of 97,146,239 shares of our common stock outstanding, which means that 48,573,120 shares of our common stock must be represented at the Annual Meeting to have a quorum. If there is no quorum, (i) the chairperson of the meeting or (ii) a majority of the stockholders entitled to vote at the meeting, present in person or represented by proxy may adjourn the meeting to a later date.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly,

printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What does it mean if I received more than one Notice?

If you receive more than one Notice, you hold shares that may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

Livongo Health, Inc.

Attention: Secretary

444 N. Michigan Ave., Suite 3400

Chicago, Illinois 60611

(866) 435-5643

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting. If final voting results are not available to us at that time, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Secretary must receive the written proposal not later than December 7, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Livongo Health, Inc.

Attention: Secretary

444 N. Michigan Ave., Suite 3400

Chicago, Illinois 60611

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices not earlier than January 21, 2021 and not later than February 20, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2020 annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our board of directors, which is currently comprised of seven members. Five of our seven directors are independent within the meaning of the independent director requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a Class of directors will be elected for a three-year term to succeed the same Class whose term is then expiring.

Upon the recommendation of our nominating and corporate governance committee, we are nominating Christopher Bischoff and Sandra Fenwick as Class I directors at the Annual Meeting. If elected, Mr. Bischoff and Ms. Fenwick will each hold office for a three-year term until the annual meeting of stockholders to be held in 2023 or until their successors are elected and qualified or until such director’s earlier death, resignation or removal.

The following table sets forth the names, ages as of March 31, 2020 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Christopher Bischoff (1)	I	46	Director	2018	2020	2023
Sandra Fenwick (1)(2)	I	69	Director	2019	2020	2023

Continuing Directors
Karen L. Daniel (1)	II	62	Director	2019	2021	—
Philip D. Green (2)(3)	II	69	Lead Independent Director	2016	2021	—
Hemant Taneja (2)(3)	II	45	Director	2014	2021	—
Glen E. Tullman	III	60	Executive Chairman and Director	2013	2022	—
Zane Burke	III	54	Director	2019	2022	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Director Nominees

Christopher Bischoff. Mr. Bischoff has served as one of our directors since April 2018. He has served as Senior Investment Director at Kinnevik AB, a Swedish investment company, since October 2013. Mr. Bischoff previously served as a Managing Director and Head of European Media and Internet at Goldman Sachs, an investment bank and financial services company, from April 2001 to September 2013. He currently serves as a member of the board of directors of several privately-held companies. Mr. Bischoff holds a B.A. in History from the University of Bristol and an M.B.A. from INSEAD. We believe Mr. Bischoff is qualified to serve as a member of our board of directors based on his experience as a director of technology companies and his background in the investment banking industry, including his experience with investments in healthcare and technology companies.

Sandra Fenwick. Ms. Fenwick has served as one of our directors since April 2019. Ms. Fenwick has served as the Chief Executive Officer of Boston Children’s Hospital since 2013. She previously served as the Chief Operating Officer and President of Boston Children’s Hospital. Ms. Fenwick currently serves on the boards of directors of several privately-held companies, including the Wyss Institute for

Biologically Inspired Engineering at Harvard University, Inc., Children’s Hospital Association, Inc., CRICO, Ltd. (Cayman), CRICO Vermont, Inc. and Massachusetts Digital Health Council. Ms. Fenwick holds a B.S. in Biology and Chemistry from Simmons College and an M.P.H. in Health Services Administration and Epidemiology from the University of Texas School of Public Health. We believe Ms. Fenwick is qualified to serve on our board of directors based on her extensive experience as a director of healthcare companies and her background in the healthcare industry.

Continuing Directors

Karen L. Daniel. Ms. Daniel has served as one of our directors since May 2019. She has been a private investor since August 2018. Ms. Daniel was previously with Black & Veatch Corporation, an engineering and construction company, where she served as Chief Financial Officer from January 2000 until her retirement in July 2018. She currently serves as member of the board of directors of Commerce Bancshares, Inc., a bank holding company, and Snap-on Incorporated, a manufacturer and marketer of high-end tools and equipment for professional use. She holds a B.S. in Accounting from Northwest Missouri State University and an M.S. in Accounting from the University of Missouri-Kansas City. We believe Ms. Daniel is qualified to serve on our board of directors based on her significant executive operational experience, and her deep understanding of finance, financial reporting, strategy, technology and operations.

Philip D. Green. Mr. Green has served as one of our directors since September 2016. He has served as President of PDG Consulting, LLC, a healthcare IT consulting company since November 2008. From July 2006 to November 2008, Mr. Green served as President, Strategic Business Initiatives, at the University of Pittsburgh Medical Center. He previously served as a partner at the law firms of Gardner Carton & Douglas, LLP, Akin, Gump, Strauss, Hauer & Feld, L.L.P., and Schwalb, Donnenfeld, Bray & Silbert, P.C., a founding principal at Green, Stewart, Farber & Anderson, P.C., and of counsel at Drinker Biddle & Reath, LLP. Mr. Green holds a B.S. in Urban Studies from the University of Pennsylvania and a J.D. from the George Washington University Law School. We believe Mr. Green is qualified to serve as a member of our board of directors based on his extensive business expertise, including his prior executive level leadership, and his experience working with healthcare and technology companies.

Hemant Taneja. Mr. Taneja has served as one of our directors since April 2014. He has served as a Managing Director at General Catalyst, a venture capital firm, since September 2007. Mr. Taneja serves on the board of directors of several privately-held companies. Mr. Taneja is a graduate of the Massachusetts Institute of Technology, earning an M.S. in Operations Research, an M.Eng. in Electrical Engineering & Computer Science, a B.S. in Mathematics, a B.S. in Electrical Engineering & Computer Science, and a B.S. in Biology & Biomedical Engineering. We believe Mr. Taneja is qualified to serve as a member of our board of directors based on his experience as a director of, and as an investor in, multiple technology and healthcare companies.

Glen E. Tullman. Mr. Tullman is a founder of the Company and has served as our Executive Chairman since February 2019 and previously served as our Chief Executive Officer from September 2014 to February 2019. Mr. Tullman has also served as one of our directors since August 2013. He co-founded 7Wire Ventures, an early-stage healthcare venture fund, and has served as a Managing Partner since January 2013. Previously, Mr. Tullman served as Chief Executive Officer and as a director of Allscripts Healthcare Solutions, Inc., a provider of electronic prescribing, practice management and electronic health record technology, from August 1997 to December 2012. He serves as a Director Emeritus to the International Board of the Juvenile Diabetes Research Foundation and on the board of directors of the American Diabetes Association. Mr. Tullman holds a B.A. in Economics from Bucknell University and an advanced degree in Social Anthropology from St. Antony’s College, University of Oxford. We believe that Mr. Tullman is qualified to serve on our board of directors because of his extensive experience in the healthcare industry, his prior board experience on other public and private boards and because of the perspective and expertise that he brings as our Executive Chairman.

Zane Burke. Mr. Burke has served as our Chief Executive Officer since February 2019 and as one of our directors since April 2019. Prior to joining us, he served in various executive roles at Cerner Corporation, a provider of health information technology solutions, services, devices and hardware, from September 1996 to November 2018, most recently as President from September 2013 until November 2018 and Executive Vice President – Client Organization from July 2011 to September 2013. Mr. Burke holds a B.S. in Accounting and a Masters of Accountancy from Kansas State University. He is a certified public accountant, but no longer keeps an active license. Additionally, Mr. Burke serves on the Board of the Truman Medical Center, the Board of the College of Healthcare Information Management Executives and the Kansas State University School of Business Advisory Council. We believe that Mr. Burke is qualified to serve on our board of directors because of his background in overseeing public healthcare companies and because of the perspective and expertise that he brings as our chief executive officer.

Director Independence

Our common stock is listed on the Nasdaq Global Select Stock Market. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of its initial public offering. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3 and under the listing standards of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, board of directors, or any other board committee, (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or (ii) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the listing standards of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to, (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director, and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mses. Daniel and Fenwick and Messrs. Bischoff, Green, and Taneja do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the

Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In addition, our board of directors has determined that all members of our audit, compensation, and nominating and corporate governance committees are independent.

There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

In 2019, Mr. Tullman, our former Chief Executive Officer, was appointed as Executive Chairman of our board of directors. In this role, in addition to serving as the Chairman of our board of directors, Mr. Tullman will continue to serve as an executive officer. The Executive Chairman position is separate and distinct from the position of Chief Executive Officer, which is currently filled by Mr. Burke. We believe separating these positions allows our Chief Executive Officer to focus on the management of our day-to-day business, while allowing our Executive Chairman to focus on external and corporate strategy and investor relations efforts, as well as providing guidance to our Chief Executive Officer.

In order to provide the benefit of independent leadership to enhance the effectiveness of our board of directors’ oversight role, our board of directors has also appointed Mr. Green to serve as our Lead Independent Director. As Lead Independent Director, Mr. Green presides at all meetings of the board of directors at which the Executive Chairman is not present, presides over executive sessions of our independent directors, serves as a liaison between our Executive Chairman and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors will continue to evaluate this leadership structure on an ongoing basis based on factors such as the experience of the applicable individuals and the current business environment.

Board and Stockholder Meetings and Committees

During the fiscal year ended December 31, 2019, our board of directors held 11 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

We strongly encourage, but do not require, our directors to attend our annual meeting of stockholders. This is our first annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are standing committees of the board of directors. Each of our standing committees operates under a written charter that complies with the applicable requirements of the Nasdaq listing standards and the applicable rules and regulations of the SEC. Each of the charters is posted on our investor relations website at ir.livongo.com in the “Governance” section under “Governance Documents.” The current membership of our committees, each committee’s responsibilities and the number of meetings held by each committee in fiscal year 2019 are set forth below.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christopher Bischoff	Member
Karen L. Daniel	Chair
Sandra Fenwick	Member	Member
Philip D. Green		Member	Chair
Hemant Taneja		Chair	Member

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls;

•	developing and overseeing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of conduct;

•	reviewing related party transactions; and

•	pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Each of the members of our audit committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that Mr. Bischoff is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). During 2019, our audit committee held five meetings.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing and approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;

•	establishing and reviewing general policies relating to compensation and benefits of our employees; and

•	making recommendations regarding non-employee director compensation to our full board of directors.

Each of the members of our compensation committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule  16b-3 promulgated under the Exchange Act. During 2019, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	approving our committee charters;

•	overseeing compliance with our code of conduct;

•	contributing to succession planning;

•	reviewing actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our audit committee; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Each of the members of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq. Our nominating and corporate governance committee did not meet in 2019.

Compensation Committee Interlocks and Insider Participation

Mr. Shapiro has served as our Chief Financial Officer since December 2018 and was a member of our compensation committee from August 2013 until his resignation in April 2019. None of the other members of our compensation committee is, or was during the last fiscal year, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, experience of particular relevance to us and the board of directors, accomplishments, superior credentials, independence, area of expertise, and the highest ethical and moral standards. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and the Company. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating committee may take into account such factors as gender, race, ethnicity, differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders of the Company who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing to the Company, attention of the Secretary at Livongo Health, Inc., 444 N. Michigan Ave., Suite 3400, Chicago, Illinois 60611. The recommendation must include the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors.

Communications with the Board of Directors

Interested parties wishing to communicate with our non-employee directors may do so by writing to the board of directors or to the particular member or members of our board of directors and sending the correspondence by registered or overnight mail to our General Counsel at Livongo Health, Inc., 444 N. Michigan Ave., Suite 3400, Chicago, Illinois 60611. Each communication should set forth the name and address of the stockholder, as it appears on the Company’s books, and if the Company’s common stock is held by a nominee, the name and address of the beneficial owner of the Company’s common stock, and the class and number of shares of the Company’s common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our General Counsel, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Executive Chairman of our board of directors.

Corporate Governance Guidelines and Code of Conduct

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of conduct (“Code of Conduct”) that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Conduct is posted on our investor relations webpage at ir.livongo.com in the “Governance” section under “Governance Documents.” We intend to post any amendments to our Code of Conduct, and any waivers of our Code of Conduct for directors and executive officers, on the same website or in filings under the Exchange Act.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Such risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external audit function, our audit committee also monitors compliance with legal and regulatory requirements and reviews related party transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines.

Hedging Policy

Transactions in derivative securities may reflect a short-term and speculative interest in our securities and may create the appearance of impropriety. Trading in derivatives may also focus attention on short-term performance at the expense of our long-term objectives. Therefore, our Insider Trading Policy prohibits our directors, officers and employees from engaging in transactions to hedge ownership of our common stock, including publicly-traded options, such as puts and calls, and other derivative securities with respect to our common stock. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Non-Employee Director Compensation

In March 2020, our board of directors approved a new compensation policy for our non-employee directors that is intended to provide a compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. The director compensation policy was developed based on competitive data and compensation levels at comparable companies identified by our independent consultant firm Compensia, Inc. (“Compensia”). After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our board of directors approved the outside director compensation policy described below. We believe this policy provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers.

Each non-employee director will be entitled to receive the following cash compensation for service in the following positions:

Position	Annual Retainer
Board Member	$25,000
Lead Independent Director	$10,000
Audit Committee Chair	$10,000
Audit Committee Member	$5,000
Compensation Committee Chair	$8,000
Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$4,000
Nominating and Corporate Governance Committee Member	$2,000

We also reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.

In addition, each non-employee director will be entitled to receive the following equity awards for board service:

1.

Initial restricted stock unit (“RSU”) grant with a target value of $150,000 pro-rated from the date of appointment or election (automatically granted on the effective date of appointment or election) based on the number of full months of service in such quarter. These RSUs vest on the Company’s regular quarterly vesting dates in equal quarterly installments over the remainder of the year of appointment in advance of the next annual meeting of stockholders; and

2.

Annual RSU grant with target value of $150,000 (automatically granted at the annual meeting). These RSUs vest on the Company’s regular quarterly vesting dates in four equal quarterly installments over a one-year period.

The number of RSUs for each of the initial and annual RSU grants will be determined by dividing the target value by the average closing price of the Company’s common stock on the Nasdaq Global Select Market for the calendar month prior to the grant date, rounded up to the nearest share.

All cash payments to non-employee directors will be paid quarterly in arrears. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer based on the number of full months of service in such quarter.

In 2019, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. From time to time, we granted equity awards to certain non-employee directors to entice them to join our board of directors and for their continued service on our board of directors. From time to time, we also committed to provide stipends of $2,500 to certain non-employee directors on a per-meeting attended basis. We also reimbursed our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors. During 2019, our non-employee directors did not receive any cash compensation for their services as directors or as board committee members.

Our employee directors, Messrs. Tullman and Burke, have not received any compensation for their service as directors. Mr. Shapiro, who previously served as an employee director until April 2019, also did not receive any compensation for his service as a director. See the section titled “Executive Compensation” for additional information about the compensation of Messrs. Tullman, Burke and Shapiro.

Director Compensation in Fiscal 2019

The following table provides information regarding compensation of our non-employee directors for service as directors for 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	RSUs Outstanding (#)(2)		Options Outstanding (#)(2)
Christopher Bischoff	—	—	—	—		—
Lynne Chou O’Keefe (3)	—	—	—	—		—
Karen L. Daniel (4)	—	1,385,250	1,385,250	75,000	(5)	—
Sandra Fenwick (6)	—	1,058,250	1,058,250	75,000	(7)	—
Philip D. Green	—	1,303,500	1,303,500	75,000	(7)	99,998	(8)
Hemant Taneja	—	—	—	—		—
William Taranto (9)	—	—	—	—		—

(1)

The amounts reported in the “Stock Awards” column represent the aggregate grant-date fair value of the RSUs awarded to the non-employee director in 2019, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation. Such grant-date fair value does not take into account any estimated forfeitures related to service vesting conditions.

(2)	As of December 31, 2019, our non-employee directors held outstanding RSUs and outstanding stock options to purchase the number of shares of common stock set forth in each column.
(3)	Ms. Chou O’Keefe resigned from our board of directors effective as of April 1, 2019.
(4)	Ms. Daniel was appointed to our board of directors effective as of May 31, 2019.
(5)	One half of the RSUs vest on August 25, 2020 and the remaining RSUs vest in four equal quarterly installments beginning on November 25, 2020, subject to continued service with the Company.
(6)	Ms. Fenwick was appointed to our board of directors effective as of April 27, 2019.
(7)	One half of the RSUs vest on May 25, 2020 and the remaining RSUs vest in four equal quarterly installments beginning on August 25, 2020, subject to continued service with the Company.
(8)

Consists of (i) 49,999 options pursuant to which 1/4 of the shares subject to the option vested on September 6, 2017 and 1/48 of the shares vest monthly thereafter and (ii) 49,999 options pursuant to which 1/4 of the shares subject to the option vested on December 4, 2018 and 1/48 of the shares vest monthly thereafter. These options are held in trusts for the benefit of Mr. Green’s children.

(9)	Mr. Taranto resigned from our board of directors effective as of April 27, 2019.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. One Class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same Class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our board of directors has nominated Christopher Bischoff and Sandra Fenwick for election as Class I directors at the Annual Meeting. If elected, each of Mr. Bischoff and Ms. Fenwick will serve as Class I directors until the 2023 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Bischoff and Ms. Fenwick. Mr. Bischoff and Ms. Fenwick have each consented to being named as a nominee for director and agreed to continue to serve if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the two nominees receiving the highest number of “FOR” votes will be elected. Abstentions, withheld votes and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2020 if our audit committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees(1)	$3,392,000	$1,523,750
Audit-Related Fees(2)	—	140,000
Tax Fees(3)	387,000	—
All Other Fees	—	—

Total Fees	$3,779,000	$1,663,750

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our initial public offering and secondary offering, including comfort letters, consents and review of documents filed with the SEC.

(2)	Audit-related fees in 2018 consist of fees related to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).
(3)	Tax Fees consist of fees for tax compliance, tax advice, tax planning and an Internal Revenue Code Section 382 study.

Auditor Independence

In the fiscal year ended December 31, 2019, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required our audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2019 and 2018 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes will have no effect on this proposal but abstentions will have the effect of a vote AGAINST this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2020.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The audit committee reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”).

The audit committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC. The audit committee also has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2020. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the audit committee of the board of directors:

Karen L. Daniel (Chair)
Christopher Bischoff
Sandra Fenwick

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2020. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Glen E. Tullman	60	Executive Chairman
Zane Burke	54	Chief Executive Officer
Jennifer Schneider	45	President
Lee Shapiro	64	Chief Financial Officer
James Pursley	40	Chief Commercial Officer

For the biographies of Messrs. Tullman and Burke, see the section titled “Board of Directors and Corporate Governance—Continuing Directors.”

Jennifer Schneider. Dr. Schneider has served as our President since December 2018 and previously served as our Chief Medical Officer from September 2015 to December 2018. Prior to joining us, she served in various executive roles at Castlight Health, Inc., a healthcare care navigation company, from May 2010 to September 2015, most recently as Chief Medical Officer from November 2014 to September 2015 and as Vice President, Strategic Analytics from September 2013 to October 2014. Dr. Schneider holds a B.A. in Biology from College of the Holy Cross, an M.S. in Health Services Research from Stanford University and an M.D. from Johns Hopkins University.

Lee Shapiro. Mr. Shapiro has served as our Chief Financial Officer since December 2018. Mr. Shapiro served as a director from August 2013 until April 2019. He co-founded 7Wire Ventures with Mr. Tullman and has served as a Managing Partner since June 2013. Mr. Shapiro joined Allscripts Healthcare Solutions, Inc., a provider of electronic prescribing, practice management and electronic health record technology, in April 2000 and served as President from April 2002 to December 2012. He currently serves as a director of Tivity Health, Inc., a provider of fitness and health improvement programs. He also serves as a director of some of the 7Wire Ventures portfolio companies. He serves on the National Board of the American Heart Association and the advisory board of the Gastro-Intestinal Research Foundation. Mr. Shapiro holds a B.S. in Accountancy from the University of Illinois Urbana-Champaign and a J.D. from The University of Chicago Law School.

James Pursley. Mr. Pursley has served as our Chief Commercial Officer since April 2014. Prior to joining us, he served in various executive roles at Care Innovations from January 2011 to April 2014, most recently as Vice President, Sales and Marketing from August 2012 to April 2014. Mr. Pursley holds a B.S. in Management Sciences and Information Systems from Pennsylvania State University and an M.B.A. from the Kellogg School of Management at Northwestern University.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our chief executive officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that our chief executive officer does not make recommendations as to his own compensation. Our chief executive officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. Our compensation committee makes decisions as to total compensation for each executive officer, although it may instead make recommendations to our board of directors regarding executive compensation.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In the fiscal year ended December 31, 2019, our compensation committee retained Compensia, an independent compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Compensia now serves at the discretion of our compensation committee. Our compensation committee engaged Compensia to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Our compensation committee periodically, and at least annually, considers and assesses Compensia’s independence, including whether Compensia has any potential conflicts of interest with the Company or members of the compensation committee. In connection with its engagement in 2019, our compensation committee conducted such a review in 2019. Based on that review, our compensation committee concluded that it was not aware of any conflict of interest that had been raised by work performed by Compensia or the individual consultants employed by Compensia that perform services for the compensation committee.

Our named executive officers for the fiscal year ended December 31, 2019, which consist of our principal executive officer, our former principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2019 are:

Name	Position
Glen E. Tullman	Executive Chairman and former Chief Executive Officer
Zane Burke	Chief Executive Officer
Jennifer Schneider	President
Lee Shapiro	Chief Financial Officer

Mr. Tullman was our Chief Executive Officer during January 2019. In February 2019, we appointed Zane Burke as our Chief Executive Officer and Mr. Tullman transitioned to Executive Chairman of the Company.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2019 and 2018.

Name	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Glen Tullman (4)	2019	425,000	—	—	—	200,390	2,708	628,098
	2018	405,000	347,927	—	2,357,200	—	7,406	3,117,533
Zane Burke (4)	2019	306,250	—	9,587,258	—	143,210	1,904	10,038,622
Jennifer Schneider	2019	340,000	—	2,187,050	—	160,310	19,257	2,706,617
	2018	332,500	302,304	329,000	245,640	4,000	1,252	1,214,696
Lee Shapiro (5)	2019	329,305	—	12,587,205	—	152,980	1,904	13,071,394

(1)	Where applicable, salary and non-equity incentive plan compensation set forth in the table above were prorated for the portion of 2019 in which the named executive officer was employed with us.
(2)

The amounts reported represent the aggregate grant-date fair value of the RSUs and/or stock options awarded to the named executive officer in 2018 (if applicable) and 2019, calculated in accordance with ASC Topic 718, Compensation-Stock Compensation. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the RSUs and stock options reported in these columns are set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 23, 2020.

(3)

The 2019 amounts reported consist of (i) matching 401(k) contributions for the named executive officer, (ii) amounts paid on behalf of the named executive officer for basic life insurance, (iii) for Mr. Tullman, use of Livongo for Diabetes for Sam Tullman, Mr. Tullman’s son, who was diagnosed with diabetes at age 8, and (iv) for Dr. Schneider, $17,353 paid on her behalf for transportation expenses to and from our corporate headquarters.

(4)	Messrs. Tullman and Burke serve on our board of directors. Neither is paid additional compensation for such service.
(5)	Mr. Shapiro was not a named executive officer in 2018.

Outstanding Equity Awards at 2019 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019:

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Glen Tullman	02/13/2014	940,050	(3)	—	0.74	02/12/2024	—		—
	06/02/2014	119,904	(3)	—	0.36	06/01/2024	—		—
	03/10/2015	969,169	(3)	—	0.80	03/09/2025	—		—
	05/01/2017	863,147	(4)	431,575	1.88	04/30/2027	—		—
	01/17/2018	498,505	(5)	541,855	3.62	01/16/2028	—		—
	06/19/2018	62,250	(6)	103,750	3.62	06/18/2028	—		—
Zane Burke	03/06/2019	—		—	—	—	736,726	(7)	18,462,354
Jennifer Schneider	09/03/2015	657,335	(3)	—	0.80	09/02/2025	—		—
	11/16/2016	61,666	(8)	18,334	1.38	11/15/2026	—		—
	06/19/2018	56,250	(6)	93,750	3.62	06/18/2028	—		—
	12/17/2018	—		—	—	—	37,496	(9)	939,650
	04/27/2019	—		—	—	—	135,624	(10)	3,398,737
Lee Shapiro	01/18/2019	—		—	—	—	1,143,551	(11)	28,657,388

(1)

Each of the outstanding equity awards was granted pursuant to our 2014 Stock Incentive Plan, except for the option granted to Mr. Tullman on February 13, 2014, which was granted pursuant to our 2008 Stock Incentive Plan.

(2)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 31, 2019, which was $25.06.

(3)	The shares underlying this option are fully vested.
(4)	One-fourth of the shares subject to the option vested on May 1, 2018 and 1/48 of the shares vest monthly thereafter, subject to Mr. Tullman’s continued service.
(5)	One-fourth of the shares subject to the option vested on January 17, 2019 and 1/48 of the shares vest monthly thereafter, subject to Mr. Tullman’s continued service.
(6)	One-fourth of the shares subject to the option vested on June 19, 2019 and 1/48 of the shares vest monthly thereafter, subject to Mr. Tullman’s or Dr. Schneider’s continued service, as applicable.
(7)	The restricted stock awards vest in eight equal semiannual installments beginning on March 6, 2020, subject to Mr. Burke’s continued service.
(8)	One-fourth of the shares subject to the option vested on November 16, 2017 and 1/48 of the shares vest monthly thereafter, subject to Dr. Schneider’s continued service.
(9)

The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in 36 equal monthly installments beginning on January 15, 2020, subject to Dr. Schneider’s continued service.

(10)

The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in 14 equal quarterly installments beginning on February 25, 2020, subject to Dr. Schneider’s continued service.

(11)

Of the reported RSUs, 285,887 shares vest on January 18, 2020 and the remaining 857,664 shares vest in eight equal semi-annual installments beginning on July 18, 2020, subject to Mr. Shapiro’s continued service.

See “Executive Employment Arrangements” below for a description of accelerated vesting provisions applicable to Mr. Burke’s outstanding equity awards.

Executive Employment Arrangements

Glen Tullman

We entered into an employment agreement with Glen Tullman, our Executive Chairman, in April 2014. In 2019, Mr. Tullman’s base salary was $425,000 and his annual target bonus opportunity was 50% of his base salary. Pursuant to his employment agreement, our board of directors or a committee of our board of directors may increase Mr. Tullman’s salary from time to time.

Mr. Tullman’s employment agreement provides for no specific term and Mr. Tullman is an at-will employee. His employment agreement provides that we or Mr. Tullman may terminate his employment at any time for any reason, provided that we provide Mr. Tullman 30 days prior written notice in the event that we terminate Mr. Tullman’s employment without cause, and Mr. Tullman provides us 30 days prior written notice with respect to any resignation by him. If Mr. Tullman’s employment is terminated by us without cause (and other than due to his death or disability) or by him for good reason during the period beginning on the date of a Sale of the Company through the one-year anniversary of the Sale of the Company, or in connection with a “non-sale termination,” then, subject to a release of claims in our favor, and Mr. Tullman’s continued compliance with the restrictive covenants applicable to him (including certain confidentiality obligations, and a covenant not to solicit our service providers, customers, and potential customers for a period of one year or compete with us for a period of six months, in each case after the date his employment terminates), Mr. Tullman will receive 1.5 times (i) his base salary and (ii) his target performance bonus.

The term “non-sale termination” generally means a termination of Mr. Tullman’s employment if (i) a Sale of the Company occurs, (ii) Mr. Tullman’s employment is terminated by us without cause or by him for good reason, in either case (x) on or after commencement of a transaction that, if consummated, would constitute a Sale of the Company and (y) prior to the date on which the Sale of the Company occurs, and (iii) it is reasonably demonstrated by Mr. Tullman that such termination of employment or events constituting good reason was (x) at the request of a third party who had taken steps reasonably calculated to effect the Sale of the Company or (y) otherwise arose in connection with or in anticipation of the Sale of the Company.

Zane Burke

We entered into an employment agreement with Zane Burke, our Chief Executive Officer, in March 2019. In 2019, Mr. Burke’s base salary was $350,000 and his annual target bonus opportunity was 50% of his base salary. Pursuant to his employment agreement, our board of directors or a committee of the board of directors may increase Mr. Burke’s salary from time to time. His employment agreement also provides for the grant of a restricted stock award covering 982,301 shares of our common stock, which was granted to Mr. Burke in March 2019, as discussed further below.

Mr. Burke’s employment agreement provides for no specific term and Mr. Burke is an at-will employee. His employment agreement provides that we or Mr. Burke may terminate his employment at any time for any reason, provided that Mr. Burke provides us 30 days prior written notice with respect to any resignation by him. If Mr. Burke’s employment is terminated by us without cause (and other than due to his death or disability) or by him for good reason, then, subject to a release of claims in our favor, and Mr. Burke’s continued compliance with the restrictive covenants applicable to him (including certain confidentiality obligations, a covenant to not solicit our service providers and customers and a covenant not to compete with us, in each case for a period of one year after the date his service terminates), Mr. Burke will receive nine months of continued base salary severance following termination of his employment.

In March 2019, we granted Mr. Burke an award of restricted stock covering 982,301 shares of our common stock under our 2014 Stock Incentive Plan and pursuant to the terms of a restricted stock award agreement, as subsequently amended in June 2019. Under the amended restricted stock award agreement, 25% of the shares subject to the award vested on the amendment date, and one-eighth of the shares subject to the award began vesting semi-annually on the one-year anniversary of the grant date of the restricted stock award.

Additionally, if Mr. Burke’s employment is terminated by the Company without cause after his first year of employment, then subject to a release of claims in our favor, and Mr. Burke’s continued compliance with the restrictive covenants applicable to him (both as described above under his employment agreement), a number of shares subject to the award that would have vested under the award’s vesting schedule assuming Mr. Burke’s continued employment for an additional two years following such termination will vest.

Jennifer Schneider

We entered into an employment agreement with Jennifer Schneider, then our Chief Medical Officer and currently our President, in September 2015, as amended in December 2017. In 2019, Dr. Schneider’s base salary was $340,000 and her annual target bonus opportunity was 50% of her base salary. Pursuant to her employment agreement, Dr. Schneider’s base salary may be increased from time to time. Dr. Schneider’s employment agreement provides, at our expense, for transportation to and from our Mountain View, California office to her home on days she travels to our office.

Dr. Schneider’s employment agreement provides for no specific term and Dr. Schneider is an at-will employee. Her employment agreement provides that we or Dr. Schneider may terminate her employment at any time for any reason, provided that we provide Dr. Schneider 30 days prior written notice in the event that we terminate Dr. Schneider’s employment without cause, and Dr. Schneider provides us 30 days prior written notice with respect to any resignation by her. If Dr. Schneider’s employment is terminated by us without cause (and other than due to her death or disability) or by her for good reason, then, subject to a release of claims in our favor, and Dr. Schneider’s continued compliance with the restrictive covenants applicable to her (including certain confidentiality obligations and a covenant to not solicit our service providers, customers, and potential customers for a period of one year after the date her employment terminates), Dr. Schneider will receive nine months of continued base salary severance following termination of her employment.

Lee Shapiro

We entered into an employment agreement with Lee Shapiro, our Chief Financial Officer, in January 2019. In 2019, Mr. Shapiro’s base salary was $340,000 and his annual target bonus opportunity was 50% of his base salary. Pursuant to his employment agreement, Mr. Shapiro’s base salary may be increased from time to time.

Mr. Shapiro’s employment agreement provides for no specific term and Mr. Shapiro is an at-will employee. His employment agreement provides that we or Mr. Shapiro may terminate his employment at any time for any reason, provided that Mr. Shapiro provides us 30 days prior written notice with respect to any resignation by him. If Mr. Shapiro’s employment is terminated by us without cause (and other than due to his death or disability) or by him for good reason, then, subject to a release of claims in our favor, and Mr. Shapiro’s continued compliance with the restrictive covenants applicable to him (including certain confidentiality obligations and a covenant to not solicit our service providers, customers, and potential customers for a period of one year after the date his employment terminates), Mr. Shapiro will receive nine months of continued base salary severance following termination of his employment.

For purposes of the foregoing descriptions of each executive employment arrangement, all defined terms, including the terms “cause,” “good reason” and “Sale of the Company,” have the meanings set forth in the applicable agreement.

Executive Incentive Compensation Plan

Our board of directors has adopted our Executive Incentive Compensation Plan (“Bonus Plan”). The Bonus Plan is administered by our compensation committee unless and until our board of directors determines otherwise. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, determined by our compensation committee, based upon performance goals established by our compensation committee. Our compensation committee, in its sole discretion, will establish a target award for each participant under the Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as our compensation committee determines to be appropriate.

Under the Bonus Plan, our compensation committee will determine the performance goals applicable to awards, which goals may include, without limitation, attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, the performance goals may be based on generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Bonus Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award. Our compensation committee also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards generally will be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Our compensation committee has the right, in its sole discretion, to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as our compensation committee determines in its sole discretion. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but no later than the dates set forth in the Bonus Plan.

Our board of directors has the authority to amend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Bonus Plan will remain in effect until terminated in accordance with the terms of the Bonus Plan.

401(k) Plan

We maintain a tax-qualified retirement savings plan (the “401(k) plan”) for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. Participants in our 401(k) plan are able to defer up to 95% of their eligible compensation subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights (#)	Weighted Average Exercise Price of Outstanding Options and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)(2)
Equity compensation plans approved by security holders
2008 Stock Incentive Plan	950,001	0.74	—
2014 Stock Incentive Plan	17,821,763	1.93	12,912
2019 Equity Incentive Plan	397,272	—	8,146,902
2019 Employee Stock Purchase Plan	—	—	890,000
Equity compensation plans not approved by security holders	—	—	—

Total	19,169,036	1.84	9,049,814

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)

Our 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan each provide that the number of shares reserved for issuance under that plan automatically increase on the first day of each fiscal year each year in accordance with the formula set forth in that plan. The number of shares reported in this column does not include the 3,821,026 and 953,007 shares that became available for issuance as of January 1, 2020 pursuant to our 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan, respectively.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Hemant Taneja (Chair)
Sandra Fenwick
Philip D. Green

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 23, 2020 for (i) each of our named executive officers, (ii) each of our directors and nominees for director, (iii) all of our executive officers and directors as a group, and (iv) each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 97,146,239 shares of our common stock outstanding as of March 23, 2020. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 23, 2020, or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 23, 2020, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Livongo Health, Inc., 150 West Evelyn Avenue, Suite 150, Mountain View, California 94041.

	Common Stock
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Glen E. Tullman (1)
Held by Mr. Tullman as an individual	4,315,743	4.3
Held by entities affiliated with 7Wire Ventures	5,581,265	5.8
Total	9,897,008	9.8
Zane Burke (2)	932,741	1.0
Jennifer Schneider (3)	830,404	*
Lee Shapiro (4)
Held by Mr. Shapiro as an individual	997,385	1.0
Held by entities affiliated with 7Wire Ventures	5,581,265	5.8
Total	6,578,650	6.8
Christopher Bischoff (5)	4,000	*
Karen L. Daniel	—	*
Sandra Fenwick	—	*
Philip D. Green (6)	76,039	*
Hemant Taneja (7)	—	*
All executive officers and directors as a group (10 persons) (8)	13,253,136	13.0
5% Stockholders:
Entities affiliated with General Catalyst (9)	22,778,695	23.7
Kinnevik Internet Lux S.à.r.l. (10)	12,653,927	13.2
KPCB Holdings, Inc., as nominee (11)	7,035,832	7.3
Entities affiliated with 7Wire Ventures (12)	5,581,265	5.8

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)

Includes (i) 799,163 shares held of record by Mr. Tullman; (ii) 3,516,580 shares subject to options exercisable within 60 days of March 23, 2020; and (iii) 5,581,265 shares disclosed in footnote (12) below which are held of record by entities affiliated with 7Wire Ventures.

(2)

All of the shares held by Mr. Burke are subject to repurchase upon the occurrence of certain events as described further in the section entitled “Executive Compensation—Executive Employment Arrangements—Zane Burke.”

(3)

Includes (i) 29,112 shares held of record by Dr. Schneider; (ii) 799,210 shares subject to options exercisable within 60 days of March 23, 2020; and (iii) 2,082 shares that will be issued upon the vesting of RSUs within 60 days of March 23, 2020.

(4)

Includes (i) 990,667 shares held of record by Mr. Shapiro; (ii) 6,718 shares that will be issued upon the vesting of RSUs within 60 days of March 23, 2020; and (iii) 5,581,265 shares disclosed in footnote (12) below which are held of record by entities affiliated with 7Wire Ventures.

(5)

Mr. Bischoff, a member of our board of directors, is a Senior Investment Director at Kinnevik AB. Mr. Bischoff disclaims beneficial ownership of all shares held by Kinnevik Internet Lux S.à.r.l. referred to in footnote (10) below.

(6)

Includes (i) 25,346 shares subject to options held by The Philip D. Green 2012 Children’s Trust FOB Joshua D. Green exercisable within 60 days of March 23, 2020, (ii) 25,346 shares subject to options held by The Philip D. Green 2012 Children’s Trust FOB Justin J. Green exercisable within 60 days of March 23, 2020, and (iii) 25,347 shares subject to options held by The Philip D. Green 2012 Children’s Trust FOB Alexandra E. Green exercisable within 60 days of March 23, 2020.

(7)

Mr. Taneja, a member of our board of directors, is a Managing Director at General Catalyst. Mr. Taneja disclaims beneficial ownership of all shares held by the General Catalyst entities referred to in footnote (9) below.

(8)

Includes (i) 8,387,365 shares of our common stock beneficially owned by our executive officers and directors, (ii) 4,856,971 shares subject to options exercisable within 60 days of March 23, 2020, and (iii) 8,800 shares that will be issued upon the vesting of RSUs within 60 days of March 23, 2020.

(9)

Based on a Schedule 13D filed with the SEC on August 8, 2019, consists of (i) 16,243,216 shares held of record by General Catalyst Group VI, L.P. (“GC VI”); (ii) 964,227 shares held of record by General Catalyst Group VIII, L.P. (“GC VIII”); (iii) 2,892,681 shares held of record by General Catalyst Group VIII Supplemental, L.P. (“GC VIII Supplemental”); and (iv) 2,678,571 shares held of record by GC Venture LH, LLC (“SPV,” and collectively referred to as the GC shares). As the sole general partner of GC VI, General Catalyst Partners VI, L.P. (“GC VI GPLP”) may be deemed to own beneficially such GC shares. As the sole general partner of GC VI GPLP, General Catalyst GP VI, LLC (“GC VI GPLLC”) may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII, General Catalyst Partners VIII, L.P. (“GC VIII GPLP”) may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII GPLP, General Catalyst GP VIII, LLC (“GC VIII GPLLC”) may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII Supplemental, GC VIII GPLP may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII GPLP, GC VIII GPLLC may be deemed to own beneficially such GC Shares. As the manager of the SPV, GC Venture LH Manager, LLC (the “SPV Manager”) may be deemed to own beneficially such GC Shares. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each of these entities and individuals may be deemed to share the power to direct the disposition and/or vote of the GC Shares. As the manager of each of GC VI GPLLC, GC VIII GPLLC and the SPV Manager, General Catalyst Group Management, LLC (“GCGM LLC”) may be deemed to own beneficially such GC Shares. As the manager of GCGM LLC, General Catalyst Group Management Holdings, L.P. (“GCGM LP”) may be deemed to own beneficially such GC Shares. As the general partner of GCGM LP, General Catalyst Group Management Holdings GP, LLC (“GCGM Holdings”) may be deemed to own beneficially such GC Shares. As Managing Directors of GCGM Holdings, each of Kenneth I. Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja (collectively, the “Managing Directors”) may be deemed to own beneficially such GC Shares. Each of these GC entities and Managing Directors disclaims beneficial ownership of the GC Shares except for the shares, if any, such entity or individual holds of record. The address for these entities is 20 University Road, 4th Floor, Cambridge, Massachusetts 02138.

(10)

Based on a Schedule 13D filed with the SEC on July 31, 2019 and updated from our records, consists of 12,653,927 shares held of record by Kinnevik Internet Lux S.à.r.l. (“Kinnevik Lux”), a wholly-owned subsidiary of Kinnevik AB, a publicly traded company. Kinnevik AB may be deemed to share voting and dispositive power with respect to the shares held of record by Kinnevik Lux. The address for these entities is Skeppsbron 18, P.O. Box 2094, SE-103 13 Stockholm, Sweden.

(11)

Based on a Schedule 13G filed with the SEC on February 13, 2020 and updated from our records, consists of (i) 6,802,946 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”) and (ii) 232,886 shares held by KPCB XVI Founders Fund, LLC (“KPCB XVI Founders”). KPCB XVI Associates, LLC (“Associates”) the managing member of KPCB XVI and KPCB XVI Founders, may be deemed to hold sole voting and dispositive power with respect to these shares. The address for these entities is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.

(12)

Based on a Schedule 13G filed with the SEC on February 14, 2020, consists of (i) 3,373,987 shares held of record by 7Wire Ventures LLC—Series EosHealth; (ii) 285,131 shares held of record by 7Wire Ventures LLC—Series Livongo C; (iii) 361,718 shares held of record by 7Wire Ventures LLC—Series Livongo D; (iv) 400,528 shares held of record by 7Wire Ventures LLC—Series Livongo E (collectively, the “7Wire Series”); and (v) 1,159,901 shares held of record by 7Wire Ventures Fund, L.P. (“7Wire LP”). 7Wire Management, LLC (“7Wire Management”) serves as the Manager of 7Wire LP. As the Managers of 7Wire Series and 7Wire Management, Robert Garber, Lee Shapiro, our Chief Financial Officer, and Glen Tullman, our Executive Chairman and a member of our board of directors, share voting and dispositive power with respect to the shares held of record by 7Wire Series and 7Wire LP. The address for these entities is 444 N. Michigan Avenue, Chicago, Illinois 60611.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Concurrent Secondary Sale

Kinnevik Online AB, which is affiliated with Kinnevik Internet Lux S.à.r.l. and a member of our board of directors, and GC Venture LH, LLC, which is affiliated with a member of our board of directors, entered into an agreement on July 15, 2019 to purchase up to an aggregate of 6,027,508 shares of our common stock from Merck Global Health Innovation Fund, LLC in a secondary sale at a price per share equal to the initial public offering price. Kinnevik Internet Lux S.à.r.l. is a holder of more than 5% of our outstanding capital stock. The shares purchased in the secondary sale were subject to a lock-up agreement with the underwriters for a period of 180 days after the date of our initial public offering (“IPO”). The transaction closed immediately following our IPO. We waived the transfer restrictions in our bylaws and our right of first refusal in connection with this secondary sale.

Participation in Our Initial Public Offering

Kinnevik Online AB, which is affiliated with Kinnevik Internet Lux S.à.r.l. and a member of our board of directors, purchased 150,000 shares of our common stock in connection with the IPO at the initial public offering price. Kinnevik Internet Lux S.à.r.l. is a holder of more than 5% of our outstanding capital stock. The underwriters received the same discount from any shares sold to Kinnevik Online AB as from any other shares sold by us to the public in the IPO.

Leased Property

In January 2019, 7Wire Management, LLC, an entity affiliated with 7Wire Ventures, assigned its commercial lease for an office facility in Chicago, Illinois to us. 7Wire Ventures is a holder of more than 5% of our outstanding capital stock, and Mr. Tullman, our Executive Chairman and a member of our board of directors, and Mr. Shapiro, our Chief Financial Officer, are managing partners at 7Wire Ventures. In connection with this lease assignment, we assumed all rights and obligations under the original lease agreement. In addition, we entered into a sublease, which commenced in February 2019, with 7Wire Management, LLC, pursuant to which 7Wire Management, LLC will sublease a portion of such office facility. Pursuant to the terms of our sublease agreement with 7Wire Management, LLC for this property, the aggregate total monthly payment by 7Wire Management, LLC for the first year of the sublease term is approximately $5,532. The total monthly payment payable by 7Wire Management, LLC is calculated based on its pro rata usage of the facilities, multiplied by the market price of the lease. The aggregate monthly payment by 7Wire Management, LLC will be adjusted annually pursuant to the terms of the sublease agreement. The term of the sublease expires on December 31, 2024.

Other Transactions

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy providing that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 in any calendar year and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer or nominee for director, in each case since the beginning of the most recently completed year, greater than 5% beneficial owner of our common stock and any of their immediate family members or entities controlled or significantly influenced by them. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions. In determining whether to approve or ratify a related party transaction, our audit committee will consider, among other factors, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction, whether there are business reasons for us to enter into the related party transaction, whether the related party transaction would impair the independence of an outside director, and whether the related party transaction is fair to us or would present an improper conflict of interest for any director or executive officer.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2019, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of two late reportable Form 4 transactions for Mr. Pursley filed on January 23, 2020, in connection with the net settlement of restricted stock units.

Fiscal Year 2019 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K filed with the SEC on March 23, 2020. This Proxy Statement and our Annual Report are posted on our investor relations webpage at ir.livongo.com in the “Financials” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Livongo Health, Inc., Attention: Investor Relations, 444 N. Michigan Ave., Suite 3400, Chicago, Illinois 60611.

Company Website

We maintain a website at www.livongo.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

LIVONGO HEALTH, INC. 444 N. MICHIGAN AVE., SUITE 3400 CHICAGO, ILLINOIS 60611    VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/LVGO2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D01880-P36733 KEEP THIS PORTION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    DETACH AND RETURN THIS PORTION ONLY    FOR YOUR RECORDS    LIVONGO HEALTH, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Class I Directors Nominees: 01) Christopher Bischoff 02) Sandra Fenwick    For All Withhold All Except For All     To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.    The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.    For Against Abstain    NOTE: Such other business as may properly come before the meeting or any adjournment thereof.    For address changes and/or comments, please check this box and write them on the back where indicated.    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.    Signature [PLEASE SIGN WITHIN BOX] Date    Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    D01881-P36733 LIVONGO HEALTH, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIVONGO HEALTH, INC. FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2020 9:00 A.M. PT The stockholder(s) hereby appoint(s) Glen Tullman, Zane Burke and Jennifer Schneider, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Livongo Health, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. Pacific Time on Tuesday, May 19, 2020, via live audio webcast at www.virtualshareholdermeeting.com/LVGO2020, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND AS THE PROXIES NAMED ABOVE DEEM ADVISABLE ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE